Exhibit 99.1

VantageMed Announces The Sale Of Its DentalMate® Business

RANCHO CORDOVA, Calif. – September 23, 2003— VantageMed Corporation (OTC Bulletin Board: VMDC.OB), a leading provider of healthcare information solutions, today announced that it has sold the assets of its DentalMate® business to MDC Systems & Services, Inc.  VantageMed received $500,000 in cash, $60,000 in other consideration and $100,000 in secured notes receivable that are due within one year.  VantageMed does not expect the sale to have a material negative impact on future revenues as the DentalMate business previously generated approximately 3% of VantageMed’s total revenue.

Commenting on the transaction, Richard M. Brooks, Chairman and Chief Executive Officer of VantageMed said, “We are pleased that this sale allows our DentalMate customers and employees an opportunity to work with a seasoned management team that is focused on the dental market. With this sale, VantageMed has positioned itself to concentrate  on our medical business  where we have a much larger installed base and growth opportunity with our expanding  array of practice management, clinical, and EDI products and services.”

“We are excited about the acquisition of the DentalMate® suite of products.” stated Mike Simpson, President of MDC.  “DentalMate® will become MDC’s flagship product and the basis for future enhancements and offerings.  Existing MDC clients will all have the opportunity to convert to DentalMate® software.  Product development and support will continue to be provided by the existing DentalMate® staff out of the Rancho Cordova, California facility.”

About VantageMed

VantageMed is a leader in providing healthcare software, services, and technologies. We serve over 50,000 providers nationwide in more than 12,000 customer sites with our practice management and clinical solutions. Our suite of software products and services automates administrative, financial, clinical, and management functions for physicians, other healthcare providers, and provider organizations.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “expect,” “will,” “intend,” and similar words and phrases which denote future events and which may depend on the future performance of our products or of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. These risks and uncertainties include risks related to the development, performance and sale of our products as well as compliance with rapidly evolving HIPAA regulations. Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest report on Form 10-QSB filed with the SEC and available on its Website at www.sec.gov.

About MDC

MDC Systems and Services, Inc. is a privately held company with headquarters in Madison, North Carolina.  MDC has been providing dental practice management systems and services since 1987.

Investor Relations Contact: VantageMed Corporation Liesel Loesch (916) 638-4744, ext. 213 investor@vantagemed.com	Media Contact: VantageMed Corporation Jennifer Morgano (510) 536-6012 jmorgano@vantagemed.com